PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST COAST REALTY INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

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[This letter was released to security holders on September 10, 2002]

West Coast Realty Investors, Inc.

3000 Sand Hill Road, Building 3, Suite 140
Menlo Park, California 94025
(650) 233-7140 (650) 233-7160 Fax

September 10, 2002

Dear Stockholder:

You should have recently received proxy material for the Annual Meeting of Stockholders of West Coast Realty Investors, Inc. We are very pleased with the high level of support from the responses we have received back to date. However, according to our records, your proxy has not yet been returned to us as preparation for this meeting.

PLEASE REMEMBER - Unless we receive a majority of the outstanding shares of Common Stock voting in favor of the proposals amending our certificate of incorporation and bylaws, West Coast Realty Investors, Inc. will not be able to function like other REITs without the constraints the existing bylaws impose.

For the reasons set forth in the proxy statement dated August 16, 2002, your Board of Directors believes the proposals on the agenda are in the best interest of the Company and its stockholders and recommends a vote FOR the proposals. Please note that your failure to vote will have the same effect as a vote AGAINST the proposals. YOUR VOTE IS EXTREMELY IMPORTANT TO THE COMPANY.

Regardless of the number of shares you may own, we urge you to sign, date, and mail the enclosed duplicate proxy card promptly. If you have already returned your proxy card, we appreciate your efforts on our behalf.

Sincerely,

/s/ Allen K. Meredith Allen K. Meredith President, Chief Executive Officer and Chairman of the Board of Directors